Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of E*Trade Funds and to the use of our report dated February 12, 2007 on the financial statements and financial highlights of E*TRADE International Index Fund, E*TRADE Russell 2000 Index Fund, E*TRADE S&P 500 Index Fund, E*TRADE Technology Index Fund, E*TRADE  Kobren Growth Fund and E*TRADE Delphi Value Fund (the “Funds”), each a series of E*TRADE Funds.   Such financial statements and financial highlights appear in the 2006 Annual Reports to Shareholders which are incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 30, 2007